EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

Contact:    Pat McGoldrick
            President and Chief Executive Officer
            Rivoli BanCorp, Inc.
            Macon, Georgia 31210
             (478) 475-5200

            Rivoli BanCorp, Inc. Announces Third Quarter Results
            ----------------------------------------------------

Rivoli BanCorp, Inc. reported the results of operations for the quarter ended September 30, 2004, reflecting net income of $362,910, or $0.37 per share, compared to $350,079, or $0.35 per share, for the third quarter of 2003. Earnings for the first nine months of 2004 of $1,158,642 reflected an increase of $276,224 as compared to the same period last year.

Total assets of $174,025,584 at September 30, 2004 represent a 12.1 percent increase from total assets at December 31, 2003 and an 18.1 percent increase from September 30, 2003. Gross loans were $136,393,321 at September 30, 2004, up 22.4 percent from December 31, 2003 and 29.0 percent from September 30, 2003. Total deposits were $133,931,643 at September 30, 2004, an increase of
13.3 percent from December 31, 2003 and 18.0 percent from September 30, 2003.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the nine months ended September 30, 2004 totaled $4,458,229, an increase of $607,175, or 15.8 percent, as compared to the same period in 2003. For the first nine months of 2004, noninterest income (other fees for services) increased by $927,837, or 76.3 percent, as compared to the same period last year. The increase in noninterest income is attributable to an increase in mortgage fee income, gain on sale of assets and service charges on deposits. Noninterest expense increased $1,260,526, or
37.9 percent, as compared to the same period in 2003. The increase in noninterest expense is primarily due to staffing and other expense of the new mortgage division.

President Pat McGoldrick said, "The third quarter of this year was a busy and exciting one. We added a loan and deposit production office in Griffin, Georgia, under the very capable leadership of an experienced banker, Marvin "Moe" Brooks. The growth we are experiencing from that office has exceeded our expectations. We've also added a new mortgage office to our growing mortgage division; this new office is in Fayette County, a high growth market south of Atlanta. We have continued to add mortgage production personnel to this line of business and we are pleased with the results they are producing for us. Finally, we have closed the purchase of our Bass Road property and will begin construction of our new branch soon."

Rivoli BanCorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, Georgia, four Rivoli Mortgage offices in Warner Robins, Butler, Macon and Fayetteville, and a loan and deposit production office in Griffin, Georgia.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN GENERALLY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "ANTICIPATES," "PLANS" OR SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS, AND ARE MADE ON THE BASIS OF MANAGEMENT'S PLANS AND CURRENT ANALYSES OF THE COMPANY, ITS BUSINESS AND THE INDUSTRY AS A WHOLE. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, ECONOMIC CONDITIONS, COMPETITION, INTEREST RATE SENSITIVITY AND EXPOSURE TO REGULATORY AND LEGISLATIVE CHANGES. THE ABOVE FACTORS, IN SOME CASES, HAVE AFFECTED, AND IN THE FUTURE COULD EFFECT, THE COMPANY'S FINANCIAL PERFORMANCE AND COULD CAUSE ACTUAL RESULTS FOR 2004 AND BEYOND TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS, EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE PROJECTED RESULTS EXPRESSED OR IMPLIED THEREIN WILL NOT BE REALIZED.